THE DOE RUN COMPANY

                                   SUITE 300
                              1801 Park 270 DRIVE
                              ST. LOUIS, MO 63146

Contact:  Marv Kaiser    314-453-7130
          Dave Chaput    314-453-7133
          Barb Shepard   314-453-7101


FOR IMMEDIATE RELEASE

                      THE DOE RUN COMPANY REACHES AGREEMENT
                       IN PRINCIPLE FOR DEBT RESTRUCTURING

St. Louis, MO: April 15, 2002: The Doe Run Resources Corporation ("Doe Run") announced today that it has reached an agreement in principle with The Renco Group, Inc. ("Renco") and Regiment Capital Advisors, LLC ("Regiment") for Renco and Regiment to provide Doe Run with significant capital that should enable Doe Run to restructure its existing debt. Pursuant to the agreement in principle, Renco will purchase $20,000,000 of Doe Run preferred stock and Regiment, a significant holder of Doe Run's 11 1/4% Senior Notes due 2005, Floating Interest Rate Senior Notes due 2003 and 11 1/4% Senior Secured Notes due 2005 (collectively, the "Notes"), will commit to lend Doe Run $35,000,000 and will offer other holders of Notes the opportunity to participate in making such loan.

Doe Run plans to make a cash tender offer for a portion of the Notes and an exchange offer for the balance of the Notes. The $55 million in proceeds of the Renco investment and the loan will be used to finance the cash tender offer, to pay the accrued interest as of March 15, 2002 on the Notes that are exchanged in the exchange offer and to pay certain costs of the transactions. If successful, the cash tender offer and the exchange offer would significantly reduce Doe Run's outstanding debt. Pursuant to the terms of the proposed transactions, Doe Run would be able to continue to operate all its facilities at present levels and Doe Run's trade creditors would not be adversely affected.

In addition to the Renco investment, Renco will provide Doe Run with credit support of up to $10 million if necessary to provide additional working capital.

The non-binding agreement in principle is subject to agreement on the terms of definitive documentation and the successful completion of the transactions will be subject to several conditions, including, among others, the participation by holders of 90% of the aggregate principal amount of each class of Notes in the cash tender offer and/or the exchange offer and the satisfactory modification of Doe Run's United States and Peruvian revolving credit facilities.

Doe Run anticipates the completion of definitive documentation for the Regiment loan and the Renco investment within 30 days of this press release, at which time more detailed terms will be announced and the cash tender offer and exchange offer would be commenced.

This press release is not an offer to purchase any of the Notes. The offer to purchase Notes and the exchange offer will only be made in accordance with the official documents to be forwarded to noteholders after commencement of the cash tender offer and/or exchange offer.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.